Exhibit (d)(7)

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), is made and entered into as of April 16, 2019, by and among First Street Parent, Inc., a Delaware corporation (“Parent”), First Street Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and the undersigned holders (each, a “Holder” and collectively, the “Holders”) of shares of common stock, par value $0.001 per share (“Company Common Stock”), of Smart & Final Stores, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of the date hereof (as may be amended from time to time, the “Merger Agreement”), Purchaser will commence a cash tender offer for all of the issued and outstanding shares of Company Common Stock (the “Offer”).  Following consummation (as defined in Section 251(h) of the DGCL) of the Offer, Purchaser will be merged with and into the Company with the Company surviving as the surviving corporation (the “Merger”), on the terms and subject to the conditions set forth in the Merger Agreement.  Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement;

WHEREAS, each Holder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of Company Common Stock is indicated opposite such Holder’s name on Schedule 1 attached hereto (together with any New Shares (as defined in Section 1(b)), the “Shares”); and

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, and as a condition and inducement to Parent’s and Purchaser’s willingness to enter into the Merger Agreement, the Holders have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Holder, Parent and Purchaser agree as follows:

AGREEMENT

1.                                      Agreement to Retain Shares.

(a)                                 No Transfer; No Inconsistent Arrangements.  From the date of this Agreement and until the Expiration Time (as defined below), other than pursuant to this Agreement, the Merger Agreement or the transactions contemplated by this Agreement or the Merger Agreement (the “Transactions”), no Holder shall, and such Holder shall not permit any other Person acting at such Holder’s direction or on such Holder’s behalf to:

(i)                                     sell, assign, transfer, tender, exchange, gift, or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, or enter into any derivative arrangement with respect to (each, a “Transfer”) any Shares, or any right or interest therein (or consent to any of the foregoing), other than Permitted Transfers (as defined below);

(ii)                                  create any lien, claim, pledge, grant, hypothecation, obligation, option, charge, proxy, voting trust or other encumbrance or restriction on title, transfer or exercise of any rights of a Holder in respect of such Shares (“Lien”) on the Shares, except Liens (A)

arising under or pursuant to, or imposed by, applicable Legal Requirements, this Agreement, the Merger Agreement, the Transactions, (B) securing indebtedness of the Holder, which Liens, upon or prior to Transfer of the Shares in accordance with the terms of this Agreement, will be released, or (C) Liens arising in connection with any Permitted Transfers (“Permitted Liens”);

(iii)                               deposit of any Shares into a voting trust, or enter into a voting agreement or similar arrangement, or grant or permit the grant of any proxy, power of attorney or other authorization or consent in, or with respect to, the Shares;

(iv)                              enter into any Contract with respect to any Transfer or Lien prohibited by this Section 1; or

(v)                                 take any other action that would prevent the performance of such Holder’s obligations hereunder in any material respect.

Notwithstanding the foregoing, a Holder may: (x) Transfer Shares to Affiliates or to a trust established for the benefit of the Holder or any of its Affiliates if, as a condition to such Transfer, the recipient agrees in writing to be bound by this Agreement and delivers a copy of such executed written agreement to Parent prior to the consummation of such Transfer; or (y) Transfer Shares with Parent’s prior written consent (such exceptions set forth in clauses (x) and (y), a “Permitted Transfer”).  Nothing in this Agreement shall prohibit direct or indirect Transfers of equity or other interests in a Holder.  Any action with respect to Shares in violation of this Section 1 shall be null and void ab initio.

(b)                                 New Shares.  Any shares of capital stock or other equity securities of the Company that a Holder purchases or with respect to which such Holder otherwise acquires record or beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) after the date of this Agreement and prior to the Expiration Time whether pursuant to exercise, exchange or conversion of, or other transaction involving any and all warrants, options, rights or other securities (“New Shares”), shall be subject to the terms and conditions of this Agreement (other than the representations and warranties in Section 4) to the same extent as if they comprised the Shares as of the date hereof.

(c)                                  Adjustments.  In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or similar transaction with respect to the capital stock of the Company that affects the Shares, the terms of this Agreement shall apply to the resulting securities.

2.                                      Agreement to Tender Shares.  Each Holder shall validly tender or cause to be validly tendered in the Offer all of such Holder’s Shares pursuant to and in accordance with the terms of the Offer, free and clear of all Liens (other than Permitted Liens).  Without limiting the generality of the foregoing, no later than ten (10) business days following, the later of (x) commencement (within the meaning of Rule 14d-2 promulgated under the Exchange Act) of the Offer and (y) the date of delivery by the Company of the form letter of transmittal with respect to the Offer, each Holder shall: (a) deliver pursuant to the terms of the Offer (i) a letter of transmittal with respect to such Holder’s Shares complying with the terms of the Offer, (ii) a Certificate (or affidavits of loss in lieu thereof) representing such Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a Book-Entry Share and (iii) all other documents or instruments required to be delivered by the stockholders of the Company pursuant to the terms of the Offer; or (b) instruct such Holder’s broker or such other Person that is the holder of record of any Shares beneficially owned by such Holder to tender such Shares pursuant to and in accordance with clause (a) of this Section 2 and the terms of the Offer.  Once such Holder’s Shares are tendered, such Holder shall not withdraw any of such Shares from the Offer, unless and until this Agreement shall have been validly terminated in accordance with Section 8.

3.                                      Agreement to Vote Shares.  Subject to the terms of this Agreement, each Holder irrevocably and unconditionally agrees that, from the date of this Agreement and until the Expiration Time, at every meeting of the stockholders of the Company, however called, with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval proposed to be taken by written consent of the stockholders of the Company with respect to any of the following, each Holder shall appear at such meeting (in person or by proxy) or otherwise cause the Shares (to the extent that any of the Shares are not purchased in the Offer) to be counted as present for purposes of calculating a quorum and shall vote (or cause to be voted) or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares that such Holder shall be entitled to so vote (to the extent that any of the Shares are not purchased in the Offer), in each case to the fullest extent that such Holder’s Shares are entitled to vote: (a) in favor of (i) the adoption and approval of the Merger Agreement and all other transactions contemplated by the Merger Agreement (if applicable) and (ii) any proposal to adjourn or postpone the meeting of the stockholders of the Company to a later date if there are not sufficient votes for the adoption and approval of the Merger Agreement and the transactions contemplated thereby (if applicable); (b) against (i) any action, proposal, or agreement that would (or would reasonably be expected to) prevent, impede, interfere with, delay, postpone or adversely affect the Offer, the Merger Agreement or the other transactions contemplated by the Merger Agreement, in each case in any material respect, (ii)  any change in the present capitalization of the Company or any amendment of the certificate of incorporation of the Company or (iii) any Acquisition Proposal and (c) in favor of any other matter expressly contemplated by the Merger Agreement and necessary for consummation of the transactions contemplated by the Merger Agreement, which is considered at any such meeting of the stockholders of the Company.  Until such Shares are purchased in the Offer, each Holder shall retain at all times the right to vote the Shares in such Holder’s sole discretion, and without any other limitation, on any matters other than those set forth in this Section 3 that are at any time or from time to time presented for consideration to the Company’s stockholders generally including, but not limited to, voting in favor of the matters set forth in the Company’s definitive Proxy Statement for its 2019 Annual Meeting of Stockholders.

4.                                      Representations and Warranties of Holder.  Each Holder severally and not jointly represents and warrants to Parent and Purchaser as follows:

(a)                                 As of the date of this Agreement: (i) such Holder is the record and beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of the number of Shares indicated opposite such Holder’s name on Schedule 1; (ii) such Holder has good and marketable title to such Shares free and clear of any Liens (other than Permitted Liens); (iii) except as set forth in Amendment No. 3 to the Holders’ Schedule 13G filed on February 14, 2019, such Holder has sole unrestricted voting power with respect to such Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Holder’s Shares; and (iv) none of the Shares is subject to any voting trust or other agreement, arrangement, or restriction with respect to the voting of the Shares to the extent such Shares have voting rights, except as contemplated by this Agreement.  Except for any New Shares, the number of Shares indicated opposite such Holder’s name on Schedule 1 are the only equity interests in the Company beneficially owned (as defined in Rule 13d-3 of the Exchange Act) or owned of record by such Holder as of the date of this Agreement.

(b)                                 Such Holder is duly organized and validly existing in good standing under the laws of the jurisdiction in which it is incorporated or constituted.  The consummation of the transactions contemplated by this Agreement are within such Holder’s entity power and have been duly authorized by all necessary entity actions on the part of such Holder.  Such Holder has all requisite power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated by this Agreement.

(c)                                  This Agreement has been duly and validly executed and delivered by such Holder.  Assuming the due authorization, execution and delivery by Parent and Purchaser of this Agreement, this Agreement constitutes a valid and binding agreement of such Holder, enforceable against such Holder in accordance with its terms, except as enforcement may be limited by general principles of equity (whether applied in a court of law or a court of equity) and by bankruptcy, insolvency, and similar laws affecting creditors’ rights and remedies generally.

(d)                                 The execution and delivery of this Agreement by such Holder does not, and the performance by such Holder of its obligations under this Agreement will not: (i) violate any Legal Requirement applicable to such Holder or such Holder’s Shares, (ii) except as may be required by the rules and regulations of the NYSE, the Securities Act and applicable securities Laws, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Body) under, constitute a default (with or without the giving of notice or the lapse of time or both) under, any Contract, trust, order, judgment, writ, stipulation, settlement, award, or decree binding on such Holder, or (iii) violate any provision of any charter, bylaw or other organizational document of such Holder, in case of each of clauses (i) and (ii), except as would not reasonably be expected to adversely affect the ability of such Holder to perform its obligations under this Agreement in any material respect or to consummate the transactions contemplated by this Agreement in a timely manner.

(e)                                  To the knowledge of such Holder, there is no Legal Proceeding pending against, or threatened in writing against such Holder that would prevent, delay or impair the consummation by such Holder of the transactions contemplated by this Agreement, or otherwise impair such Holder’s ability to perform its obligations under this Agreement.

(f)                                   Such Holder understands and acknowledges that Parent and Purchaser are entering into the Merger Agreement in reliance upon such Holder’s execution, delivery and performance of this Agreement.

(g)                                  No broker, finder, investment banker or financial advisor is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of such Holder for which the Company, Parent or Purchaser would be responsible.

5.                                      Representations and Warranties of Parent and Purchaser.  Each of Parent and Purchaser represents and warrants to each Holder as follows:

(a)                                 Each of Parent and Purchaser is duly incorporated and validly existing in good standing under the laws of the jurisdiction in which it is incorporated or constituted.  The consummation of the transactions contemplated by this Agreement are within each of Parent’s and Purchaser’s entity power and have been duly authorized by all necessary entity actions on the part of each of Parent and Purchaser.  Each of Parent and Purchaser has all requisite power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated by this Agreement.

(b)                                 This Agreement has been duly and validly executed and delivered by Parent and Purchaser. Assuming the due authorization, execution and delivery by Holder of this Agreement this Agreement constitutes a valid and binding agreement of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, except as enforcement may be limited by general principles of equity (whether applied in a court of law or a court of equity) and by bankruptcy, insolvency, and similar laws affecting creditors’ rights and remedies generally.

(c)                                  The execution and delivery of this Agreement by each of Parent and Purchaser, and the performance by Parent and Purchaser of its respective obligations hereunder, does not violate: (A) any Legal Requirement to which such party is subject; or (B) any charter, bylaw or other organizational document of Parent or Purchaser.

(d)                                 To the knowledge of Parent and Purchaser, there is no Legal Proceeding pending against, or threatened in writing against Parent or Purchaser that would prevent, delay or impair the consummation by Parent or Purchaser of the transactions contemplated by this Agreement, or otherwise impair its ability to perform its respective obligations hereunder.

6.                                      No Solicitation.  From the date of this Agreement and until the Expiration Time, each Holder shall not, and shall direct its Representatives not to: (a) continue any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal; (b) solicit, initiate or knowingly facilitate or knowingly encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (c) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (other than Parent, Purchaser or any of their respective designees) any non-public information in connection with or for the purpose of knowingly encouraging or knowingly facilitating, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; or (d) enter into or agree to enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal.  Without limiting the foregoing, the parties hereby acknowledge and agree that a breach in any material respect of the restrictions in this Section 6 applicable to such Holder by any of such Holder’s Representatives, to the extent acting at such Holder’s direction, shall be deemed to be a breach of this Section 6 by such Holder.  Nothing in this Agreement shall prohibit any Holder or any of its Representatives from taking any action that the Company or its Representatives are permitted to take under Section 5.3 of the Merger Agreement.

7.                                      No Exercise of Appraisal Rights; Actions.  Each Holder: (a) waives and agrees not to exercise any appraisal rights (including pursuant to Section 262 of the DGCL) in respect of such Holder’s Shares that may arise with respect to the Offer and the Merger; (b) agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Purchaser, the Company or any of their respective successors (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement (other than in connection with any breach of this Agreement by Parent or Purchaser) or (ii) alleging breach of any fiduciary duty of any Person in connection with the negotiation and entry into the Merger Agreement; and (c) shall notify Parent of any development occurring after the date hereof that, to such Holder’s knowledge, causes any breach of any of the representations and warranties of such Holder set forth in Section 4.

8.                                      Termination.  This Agreement shall terminate automatically, and shall have no further force and effect as of the earliest to occur of: (a) the Effective Time; (b) the valid termination of the Merger Agreement; (c) the date of any modification or amendment to, or the waiver of any provision of, the Merger Agreement, as in effect on the date hereof, that reduces the amount, changes the form of consideration payable, or otherwise adversely affects all of the stockholders of the Company in any material respect; (d) the making of a Company Adverse Change Recommendation; or (e) the effectiveness of a written agreement executed by the parties to this Agreement to terminate this Agreement (the earliest of such times, the “Expiration Time”).  Upon the valid termination or expiration of this Agreement in accordance with this Section 8, no party shall have any further obligations or liabilities under this Agreement. The provisions of Section 10 shall survive any termination of this Agreement.

9.                                      FIRPTA.  Prior to the Effective Time, each Holder shall deliver to Purchaser a certificate, dated as of the Closing Date, conforming to the requirements set forth in Treasury Regulations Section 1.1445-2, attesting that such Holder is not a “foreign person” for United States federal income tax purposes. Purchaser’s sole right if a Holder fails to provide such certificate shall be to make the appropriate withholding with respect to such Holder to the extent required by Section 1445 of the Internal Revenue Code of 1986, as amended.

10.                               Miscellaneous.

(a)                                 Entire Agreement; Amendments and Waivers.  This Agreement, together with Schedule 1 and the other documents and certificates delivered pursuant hereto, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.  Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No waiver of any provision of this Agreement by any party shall be deemed a waiver of any other provision by such party, nor shall any such waiver be deemed a continuing waiver of any provision by such party.  Any amendment or waiver effected in accordance with this Section 10 shall be binding upon the parties and their respective successors and assigns.

(b)                                 Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.  In any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Delaware Court of Chancery located in Wilmington Delaware and any appellate court therefrom (the “Chosen Courts”); (ii) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 10(f); and (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Chosen Courts. A final non-appealable judgment from the Chosen Courts in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements.

(c)                                  Waiver of Jury Trial.  EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. Each party: (i) makes this waiver voluntarily; and (ii) acknowledges that such party has been induced to enter into this Agreement by, among other things, the mutual waivers contained in this Section 10(c).

(d)                                 Counterparts.  This Agreement and any amendments may be executed in one or more counterparts, all of which will be considered one and the same agreement. This Agreement and any amendments will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Each of the parties also agrees that all parties need not sign the same counterpart.  Any such counterpart, to the extent delivered by electronic delivery, will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party may raise the use of an electronic delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an electronic delivery, as a defense to the formation of a contract. Each party waives any such defense, except to the extent such defense relates to lack of authenticity.

(e)                                  Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(f)                                   Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (i) upon receipt when delivered by hand; (ii) two (2) business days after being sent by registered mail or by courier or express delivery service; (iii) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed; or (iv) if sent by email transmission after 6:00 p.m. recipient’s local time and receipt is confirmed, the business day following the date of transmission, as follows: (A) if to Parent or Purchaser, in accordance with the provisions of the Merger Agreement and (B) if to a Holder, to such Holder’s address, facsimile number or e-mail address set forth on a signature page hereto, or to such other address, facsimile number or e-mail address as such party may hereafter specify in writing for the purpose by notice to each other party hereto.

(g)                                  Severability.  If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any Legal Requirement or public policy, as determined by a final judgment of a court of competent jurisdiction, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

(h)                                 Binding Effect and Assignment.  This Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators, and other legal representatives, as the case may be.  This Agreement may not be assigned by any party without the prior written consent of the other parties to this Agreement.  Notwithstanding the foregoing, Parent may assign its rights and obligations under this Agreement to any Affiliate of Parent.

(i)                                     No Third Party Beneficiaries.  This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties to this Agreement and their respective successors and permitted assigns, or otherwise create any third-party beneficiary.

(j)                                    Specific Performance.  The parties to this Agreement agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance its terms or was otherwise breached. Accordingly, the parties shall be entitled to specific performance as the sole and exclusive remedy for any breach of this Agreement. In furtherance of the grant of specific performance as the sole and exclusive remedy for breaches of this Agreement, the parties agree that the non-breaching party may seek (and the breaching party hereby agrees not to contest the non-breaching party’s ability to obtain) the equitable remedy of injunctive relief including, without limitation, an injunction or injunctions to prevent and enjoin such breaches in the courts specified in Section 10(b).  In any Proceeding for specific performance, the parties will waive the defense of adequacy of a remedy at law, and the parties waive any requirement for the securing or posting of any bond in connection with the remedies referred to in this Section 10(j).

(k)                                 Disclosure. Subject to the terms of this paragraph, each Holder shall permit the Company, Parent and Purchaser to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or Purchaser reasonably determines to be necessary in connection with the Merger and any other transactions contemplated by the Merger Agreement, such Holder’s identity and ownership of Shares and the nature of such Holder’s commitments, arrangements, and understandings under this Agreement.  The Company, Parent or Purchaser, as applicable, shall give the Holders reasonable advance notice prior to any such disclosure or publication and provide at the same time a copy of any such disclosure or publication to the Holders to the extent reasonably practicable and permitted by applicable Law.  Each of Parent and Purchaser shall accept all reasonable comments provided by the Holder with respect to any such disclosure or publication.  Each Holder acknowledges that, subject to the terms of this paragraph, Parent and Purchaser may, in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Body. Each Holder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that such Holder shall become aware that any such information shall have become false or misleading in any material respect.  Except as required by applicable Legal Requirements, no Holder shall make any public announcement regarding this Agreement, the Merger Agreement or the Transactions without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). Nothing in this Agreement shall prohibit any Holder from amending any Schedule 13D or Schedule 13G in respect of this Agreement.

(l)                                     No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties to this Agreement unless and until: (i) the Merger Agreement is executed by all parties to the Merger Agreement; and (ii) this Agreement is executed by all parties to this Agreement.

(m)                             Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict a Holder, or any affiliate, employee or designee of a Holder, who is a director or officer of the Company or any of its Subsidiaries from acting in such capacity or fulfilling the obligations of such office, including by voting, in his or her capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries’, in the Holder’s, or its affiliate’s, employee’s or designee’s, sole discretion on any matter. In this regard, a Holder shall not be deemed to make any agreement or understanding in this Agreement in such Holder’s capacity as a director or officer of the Company.  Each Holder is executing this Agreement solely in the Holder’s capacity as a record or beneficial holder of Shares.

(n)                                 Non-Recourse.  Notwithstanding anything to the contrary contained in this Agreement or otherwise, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to the non-performance this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the entities and persons that are expressly identified as parties in their capacities as such.  No former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates (other than the parties to the Merger Agreement) of any party to this Agreement, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, this Agreement or in respect of any representations made or alleged to be made in connection with this

Agreement. Without limiting the rights of any party against the other parties to this Agreement, in no event shall any party or any of its affiliates seek to enforce this Agreement against, or make any claims for breach of this Agreement against, any Non-Recourse Party.  Nothing in this Agreement precludes the parties or any Non-Recourse Parties from exercising any rights, and nothing in this Agreement shall limit the liability or obligations of any Non-Recourse Party, in each case under the Merger Agreement or any other agreement to which they are specifically a party or an express third party beneficiary thereof.  This Section 10(n) is subject to, and does not alter the scope or application of, Section 10(j).

(o)                                 Expenses.  All fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Offer or the Merger is consummated.

(p)                                 No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent or Purchaser any direct or indirect ownership or incidence of ownership of or with respect to the Shares.  All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to each applicable Holder. Neither Parent nor Purchaser shall have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct such Holder in the voting of any of the Shares, except as otherwise provided in this Agreement.

(q)                                 Holder Obligations Several and Not Joint.  The obligations of each Holder hereunder shall be several and not joint, and no Holder shall be liable for any breach of the terms of this Agreement by any other Holder.

(r)                                    Mutual Drafting.  Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.  Accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(s)                                   Further Assurances.  Parent, Purchaser and each Holder will execute and deliver, or cause to be executed and delivered, all further documents and instruments necessary under applicable Legal Requirements, to perform their respective obligations under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first above written.

FIRST STREET PARENT, INC.

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

FIRST STREET MERGER SUB, INC.

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

[Signature Page to Tender and Support Agreement]

Smart & Final Stores, Inc., as to Section 10(k) only

By:	/s/ David G. Hirz
Name: David G. Hirz
Title: President and Chief Executive Officer

[Signature Page to Tender and Support Agreement]

Ares Corporate Opportunities Fund III, L.P.
By: ACOF Operating Manager III, LLC, its Manager

By:	/s/ Dennis Gies
Name: Dennis Gies
Title: Authorized Signatory

Address for Notice:
2000 Avenue of the Stars
12th Floor
Los Angeles, CA 90067

Ares Corporate Opportunities Fund IV, L.P.
By: ACOF Operating Manager IV, LLC, its Manager

By:	/s/ Dennis Gies
Name: Dennis Gies
Title: Authorized Signatory

Address for Notice:
2000 Avenue of the Stars
12th Floor
Los Angeles, CA 90067

[Signature Page to Tender and Support Agreement]

Schedule 1

Holder and Address	Shares	Company Options	Restricted Stock Awards
Ares Corporate Opportunities Fund III, L.P.	22,109,381	0	0
Ares Corporate Opportunities Fund IV, L.P.	22,109,381	0	0